Exhibit 8.1

SUBSIDIARY DIRECTORY

Name	Country of Incorporation	Principal Business	ORIX Voting Power (1)
ORIX Alpha Corporation	Japan	Leasing, Lending	100%
NS Lease Co., Ltd	Japan	Leasing, Lending, Other Financial Services	100%
ORIX Auto Corporation	Japan	Automobile Leasing & Rentals, Car Sharing	100%
ORIX Rentec Corporation	Japan	Test, Measurement, and IT-Related Equipment Leasing and Rentals	100%
ORIX Real Estate Corporation	Japan	Development and Rentals of Commercial Real Estate, Condominium Development and Sales	100%
ORIX Asset Management & Loan Services Corporation	Japan	Loan Servicing	100%
ORIX Capital Corporation	Japan	Venture Capital	100%
ORIX Investment Corporation	Japan	Alternative Investment	100%
ORIX Credit Corporation (2)	Japan	Card Loans	100%
ORIX Securities Corporation	Japan	Securities	100%
ORIX Life Insurance Corporation	Japan	Life Insurance	100%
ORIX Trust and Banking Corporation	Japan	Trust and Banking	100%
ORIX Baseball Club Co., Ltd.	Japan	Professional Baseball Team Management	100%
ORIX USA Corporation	U.S.A.	Corporate Finance, Investment Banking, Real Estate	100%
ORIX Asia Limited	China (Hong Kong)	Leasing, Automobile Leasing	100%
ORIX Leasing Malaysia Berhad	Malaysia	Leasing, Lending, Hire Purchase	100%
PT. ORIX Indonesia Finance	Indonesia	Leasing, Automobile Leasing	85%
ORIX Investment and Management Private Limited	Singapore	Equity Investment	100%
ORIX Taiwan Corporation	Taiwan	Leasing, Hire Purchase, Loan Servicing	95%
ORIX Australia Corporation Limited	Australia	Automobile Leasing, Truck Rentals	100%
ORIX Aviation Systems Limited	Ireland	Aircraft Leasing	100%
Other 793 Subsidiaries

(1)	ORIX voting power includes ORIX’s indirect voting power.
(2)	ORIX Credit Corporation is scheduled to become an affiliate accounted for by the equity method with an investment of 49% upon the transfer of 51% to Sumitomo Mitsui Banking Corporation in July 2009.

8.1-1